Exhibit 99.2

PINNACLE ENTERTAINMENT ANNOUNCES PROPOSED PRIVATE OFFERING OF

SENIOR NOTES

LAS VEGAS, NV, July 15, 2013 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that PNK Finance Corp., its wholly-owned subsidiary, intends to offer, subject to market and customary conditions, up to $800 million in aggregate principal amount of senior unsecured notes.

Pinnacle intends to use the net proceeds from the proposed offering, together with proceeds from an anticipated new senior secured credit facility, to finance the aggregate cash consideration for its pending acquisition of Ameristar Casinos, Inc. (“Ameristar”), pay related transaction fees and expenses, redeem its existing 8.625% senior notes due 2017 and provide working capital and funds for general corporate purposes after the acquisition. The proposed offering is expected to be commenced and completed in the third quarter of 2013, prior to the expected consummation of Pinnacle’s acquisition of Ameristar.

The notes will initially be issued by PNK Finance Corp. Upon consummation of the acquisition of Ameristar, the proceeds from the offering are expected to be released from escrow, PNK Finance Corp. will merge with and into Pinnacle, with Pinnacle continuing as the surviving entity, and Pinnacle will be the obligor of the notes. The notes will be senior unsecured obligations of Pinnacle and, after Pinnacle becomes the obligor under the notes, will be guaranteed by substantially all of Pinnacle’s subsidiaries (which will include Ameristar’s former subsidiaries). If the acquisition is not consummated, the proceeds held in escrow will be returned to the purchasers.

The notes proposed to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This press release is issued pursuant to Rule 135c of the Securities Act, is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the notes or any other securities. The offering of the notes will not be made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. The offering has not been approved by any gaming regulatory authority having jurisdiction over any of Pinnacle’s or Ameristar’s casino operations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Pinnacle’s current expectations and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding Pinnacle’s expectations with respect to the proposed offering of the notes by PNK Finance Corp. and to complete the transaction with Ameristar. There is no assurance that the proposed offering of the notes will be completed and the potential transaction will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include (a) market conditions for corporate debt generally, for the securities of gaming, hospitality and entertainment companies and for Pinnacle’s indebtedness in particular; (b) whether Pinnacle will offer the notes and the anticipated terms of the notes; (c) the timing and ability of Pinnacle to consummate the proposed offering; (d) the anticipated use of proceeds and difficulties, delays or unexpected costs in offering the notes, (e) timing to consummate a potential transaction between Pinnacle and Ameristar may be delayed based on circumstances beyond Pinnacle’s control, including the ability of Pinnacle to reach a resolution with the Federal Trade Commission (“Commission”); (f) the ability and timing to complete the dispositions proposed as part of the effort to reach a resolution with the Commission; (g) the ability and timing to obtain required regulatory approvals and satisfy or waive other closing conditions; (h) the possibility that the merger does not close when expected or at all, or that the companies may be required to modify aspects of the merger to achieve regulatory approval; (i) the requirement to satisfy closing conditions to the merger as set forth in the merger agreement; and (j) the risk factors disclosed in Pinnacle’s most recent Annual Report on Form 10-K, which Pinnacle filed with the Securities and Exchange Commission on March 1, 2013 and in all reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission by Pinnacle subsequent to the filing of the Form 10-K for the year ended December 31, 2012. Forward-looking statements reflect Pinnacle’s analysis as of the date of this press release. Pinnacle does not undertake to revise these statements to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Contacts:

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

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